SALE AND PURCHASE AGREEMENT

                                     between

                           RIGID AIRSHIPS DESIGN N.V.

                                    as Seller

                            SYNFUEL TECHNOLOGY, INC.

                                    as Buyer



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                        CARON & STEVENS/BAKER & MCKENZIE
                                 LEIDSEPLEIN 29
                                1017 PS AMSTERDAM
                                 THE NETHERLANDS

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                                TABLE OF CONTENTS

                                                                         PAGE


Article  1.  Definitions                                                  4
Article  2.  Agreement to Sell and Payment                                6
Article  3.  Collection                                                   7
Article  4.  Condition of Airships                                        8
Article  5.  Ground Inspection                                            8
Article  6.  Demonstration Flight                                         9
Article  7.  Discrepancies Correction                                     9
Article  8.  Indemnification                                             10
Article  9.  Assignable Warranties                                       11
Article 10.  Conditions Precedent                                        11
Article 11.  Representations and Warranties                              11
Article 12.  Limits to Liability of Rigid                                12
Article 13.  Taxes                                                       12
Article 14.  Compliance with Export Regulations                          13
Article 15.  Termination Events                                          13
Article 16.  Notices                                                     15
Article 17.  Assignment                                                  16
Article 18.  Miscellaneous                                               16


Schedule 1   Specification of the Airships                               18

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                                        3

                           SALE AND PURCHASE AGREEMENT


The undersigned:

1. the public limited company RIGID AIRSHIP DESIGN N.V. ("RIGID"), incorporated in the Netherlands and having its registered office in (3512 BL) Utrecht, The Netherlands at Janskerkhof 12, represented by its managing director Mr. J.C. Taverne;

and

2. the company existing under the laws of the state of Nevada, United States of North America, SYNFUEL TECHNOLOGY, INC. ("BUYER"), having its registered office in Salt Lake City, Utah, United States of America;


parties 1 and 2 jointly and individually referred to as "Parties" and "Party";

WHEREAS:

A.       Rigid designs, produces and sells airships of a rigid structure;

B. Buyer has requested Rigid to design and produce two airships (THE "AIRSHIPS") of a rigid structure;

C. Rigid will produce the "Airships", the technical details of which will substantially be in accordance with the Specification set out in
         Schedule 1 and subsequently wishes to sell to Buyer the Airships on the terms and conditions set out in this agreement (the "Agreement");

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                                        4

D. Buyer wishes to purchase the Airships from Rigid on the terms and conditions set out in the Agreement;

HAVE AGREED AS FOLLOWS:

ARTICLE 1.  DEFINITIONS

In the Agreement and the Schedule which is an integral part thereof and to which the Agreement refers the following terms are defined below:

o        Acceptance  Certificate:  a  certificate  in which  Buyer  acknowledges
         acceptance  of  the  Airships,   the  terms  and  conditions  of  which
         certificate will be agreed upon by Parties at a later date;

o        Agreement: this agreement;

o Airships: rigid type Airships with a length of 180 meters, which is identified in SCHEDULE 1;

o        Buyer: Synfuel Technology, Inc.;

o Certificate of Airworthiness: a valid certificate of airworthiness as granted by the aviation authorities;

o        Collection: collection of an Airship by SNFL;

o Collection Date I: a date to be agreed on by Parties in the period which ends two years after the date that the first prototype of a rigid airship will be fully certified by the aviation authorities, in accordance with all the rules and regulations applicable;

o        Collection Date II: a date six months after Collection Date I;


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                                        5


o Deposit: the amount of US$4,000,000 (four million US dollars) to be paid by Buyer to Rigid as a non refundable deposit for the two Airships;

o Ground Inspection: a ground inspection in order that Buyer may reasonably satisfy itself that the Airship is in the condition specified in SCHEDULE 1;

o Manuals: the manuals, catalogues, drawings and other documents to be provided by Rigid to Buyer;

o        Party(ies): Rigid and/or Buyer;

o Payment Schedule: the payment schedule as described in article 2.2 of this Agreement;

o        Purchase  Price:  NLG  120,000,000  (one  hundred  and  twenty  million
         Netherlands guilders), therefor NLG 60,000,000 (sixty million Netherlands guilders) per Airship, excluding any additional amounts for improvements and requests from the Buyer to be agreed upon separately by the Parties;

o        Specification: the specification of the Airships set out in SCHEDULE 1;

o Taxes: any and all taxes assessed by any national or local government in connection with the ownership, sale or use of the airships;

o        Technical  Records:  all  records,   logs,  technical  data  and  other
         documents relating to the Airships which are required by the Rigid appointed aviation authority to be maintained in relation to the Airships;

o Value Added Tax: value added tax in accordance with Netherlands VAT regulations and any and all similar taxes;

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                                        6



ARTICLE 2.  AGREEMENT TO SELL AND PAYMENT

2.1 Subject to the terms and conditions set out in this Agreement and the Schedules, Rigid hereby agrees to sell to Buyer and Buyer hereby agrees to purchase the Airships and take delivery respectively on Collection Date I and on Collection Date II for the Purchase Price. Buyer shall provide, at Rigid's first request, evidence satisfactory to and from a source acceptable to Rigid that Buyer has access to funds necessary to pay the (remainder of) the Purchase Price to Rigid.

2.2 Payment to Rigid by Buyer of the Purchase Price and all other sums payable for additional services shall be effected in accordance with the following Payment Schedule:

o        NLG 24,000,000  (twenty-four million Netherlands  guilders) on July 31,
         1999;

o        NLG 24,000,000  (twenty-four million Netherlands  guilders) on July 31,
         2000;

o NLG 18,000,000 (eighteen million Netherlands guilders) within 2 (two) days upon Ground Inspection of the first Airship for SNFL;

o NLG 18,000,000 (eighteen million Netherlands guilders) within 2 (two) days upon Ground Inspection of the second Airship for SNFL;

o half of the remainder of the Purchase Price upon Collection of the first Airship for SNFL; o half of the remainder of the Purchase Price upon Collection of the second Airship for SNFL;

o        full payment for additional work upon collection of each Airship.

2.3 The Buyer will pay to Rigid on November 16, 1998 the Deposit, which is non-refundable.

2.4 All sums payable hereunder by Buyer shall be paid in accordance with the Payment Schedule in full without any deduction, withholding, counterclaim or set off.

2.5      All sums payable hereunder are exclusive of Value Added Tax.


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2.6      Any amounts due from Buyer to Rigid shall,  if not paid on the due date therefore as stipulated in the Payment Schedule, thereafter bear interest at the statutory interest rate increased with 2% (two percent) per annum from and including the due date to but excluding the date of payment calculated on the basis of a three hundred and sixty (360) day year and thirty (30) day months.


ARTICLE 3.  COLLECTION

3.1 Collection of the first Airship to be completed shall be made by Buyer from Rigid on Collection Date I and Collection of the second Airship to be completed shall be made by Buyer from Rigid on Collection Date II, at Lelystad, the Netherlands, or such other location as may be agreed in writing between the Parties.

3.2 The time for completion by Rigid of the Airships shall not be of the essence. Therefore, in the event of late completion by Rigid of one or both of the Airships, Rigid must be granted an additional reasonable term to satisfy its obligations and formally be declared in default by SNFL in case Rigid fails to fulfill its obligations within aforementioned reasonable term.

3.3 At respectively Collection Date I and Collection Date II Buyer shall deliver to Rigid a signed Acceptance Certificate which shall constitute conclusive evidence for all purposes that the Airship collected is satisfactory and has been collected by Buyer from Rigid in accordance with the requirements of the Agreement.

3.4 Upon Collection by SNFL from Rigid of the respective Airship, the title to such Airship and all risks of loss and damage shall by and upon Collection pass from Rigid to Buyer.


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ARTICLE 4.  CONDITION OF AIRSHIPS

4.1 The Airships shall be accepted by Buyer on Collection in the condition in which they are offered by Rigid under this Agreement, subject only to article 4.2 below.

4.2 At Collection Date I and Collection Date II the respective Airships shall have the Certificate of Airworthiness (C.o.A.) And shall have a C.o.A. for passenger use issued by competent aviation authorities of the United States of America or the aviation authorities of the country of ultimate destination of the respective Airships.

4.3 The Airship shall remain on the Netherlands Register of Aircraft until the respective Airship is collected. Immediately following Collection of such Airship hereunder Rigid will take all appropriate action at its expense to ensure that such Airship is deregistered from the Netherlands Register of Aircraft.

4.4 The Airships may be collected with tanks empty but if on Collection the tanks are not empty Buyer will on taking Collection pay to Rigid the cost to Rigid of the fuel in the tanks.


ARTICLE 5.  GROUND INSPECTION

The Airships shall be made available to Buyer for the Ground Inspection at Lelystad, the Netherlands. The Manuals and Technical Records shall be made available to Buyer for inspection during such period prior to Collection thereof as Buyer reasonably requires. Such inspections shall be conducted in coordination with Rigid's personnel and Buyer shall be allowed reasonable access, upon prior notice, to the airships to accomplish an inspection to determine that the Airships are in the condition set forth in article 4 of this Agreement. Buyer shall immediately state orally and confirm in writing within 4
(four) hours of the relevant inspection to Rigid any and all claims of discrepancy. If Buyer fails to do so, Buyer shall not be entitled to refuse to take Collection of the Airships.


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                                       9

ARTICLE 6.  DEMONSTRATION FLIGHT

6.1 Prior to Collection Date I and Collection Date II, the respective Airship will be flown by Rigid for such periods as may be required to demonstrate to Buyer the function of the Airships and its equipment in accordance with Rigid's production flight test procedures. The aggregate duration of such flights will not be less than 1,5 hours or more than 4 hours. Five persons designated by Buyer may participate in such flights as observers.

6.2 Rigid may use the Airships for flight and ground tests prior to Collection to Buyer, without reduction in the Purchase Price, if such tests are deemed necessary by Rigid to:

         6.2.1 obtain or maintain the Certificate of Airworthiness for the Airships. Rigid will advise Buyer of any flight or ground tests contemplated by this paragraph 6.2.1; or

         6.2.2 evaluate Airships improvement changes that may be offered for production or retrofit incorporation in any Airships. Rigid will obtain Buyer's consent and approval, which will not be unreasonably withheld, of any ground or flight tests contemplated by this paragraph 6.2.2.

6.3 The expenses for the inspection flights shall be borne by Buyer, except for the tests as mentioned in article 6.2, which shall be borne by Rigid.


ARTICLE 7.  DISCREPANCIES CORRECTION

7.1 In the event any of the discrepancies referred to in article 5 are not corrected by Rigid prior to Collection Buyer shall be obliged to accept and collect the respective Airship and Buyer and Rigid shall develop a list of agreed discrepancies, necessary corrections or corrective procedures and a schedule for disposition thereof, or agree on compensation to be paid in lieu

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         of corrections;  provided that such discrepancies shall be corrected by or on behalf of Rigid within 5 (five) days of respectively Collection Date I or Collection Date II, unless agreed compensation has been paid
         as  aforesaid.   Buyer  undertakes  to  cooperate  with  Rigid  in  the
         correction of such discrepancies. Should Rigid fail in its obligations under this article 7 Rigid shall indemnify Buyer for the costs incurred by Buyer in connection with the correction of such discrepancies.

7.2      After  Collection  Rigid shall not be liable in any way  whatsoever for
         any   physical   discrepancies   other   than  those  set  out  in  any
         discrepancies lists compiled pursuant to articles 5 or 7.


ARTICLE 8.  INDEMNIFICATION

8.1 Rigid hereby agrees to indemnify and hold harmless Buyer, its officers, agents and employees from and against all liabilities, damages, losses, costs and expenses for:

         8.1.1    all injuries to and deaths of persons, and

         8.1.2 loss or damage to tangible property of third parties arising out of or in connection with the operation of the Airships during tests or flights conducted prior to Collection provided that this indemnity shall not be effective with regard to loss or damages to tangible property of third parties, injuries to or deaths of officers, agents or employees of Buyer if caused solely by the negligence or willful misconduct of Buyer, its officers, agents or employees.

8.2 Buyer agrees to indemnify and hold harmless Rigid, its officers, agents, employees from and against all losses for injury to or death or loss or damage to property of any of Buyer's officers agents, employees from and against all losses for injury to or death of or loss or damage to property of any of Buyer's officers, agents or employees arising out of or in connection with the inspections, tests or flights conducted after Collection, unless caused solely by the negligence or willful misconduct of Rigid, its officers, agents or employees.

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ARTICLE 9.  ASSIGNABLE WARRANTIES

On Collection Rigid will, subject to any necessary consents being forthcoming, assign to Buyer the full benefits of all assignable warranties then subsisting (if any).


ARTICLE 10.  CONDITIONS PRECEDENT

The obligation of Rigid to sell the Airships to Buyer under the Agreement is subject to the further conditions that the representations and warranties set out in article 11.2 are true and correct as if each were made with respect to facts and circumstances existing immediately prior to Collection.


ARTICLE 11.  REPRESENTATIONS AND WARRANTIES

11.1 Rigid represents and warrants to Buyer that immediately prior to Collection it will be the legal and beneficial owner of the Airships and that on Collection the Airships will be free from all charges and encumbrances.

11.2     Buyer represents and warrants to Rigid that:

a. Buyer is duly formed and validly existing under the laws of the state of Nevada, United States of America and has full power to carry on its business and to enter into and perform its obligations under this Agreement and has complied with all statutory requirements relative to its business.

b. Buyer has taken all necessary corporate action to authorize the execution and delivery of the Agreement.

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                                       11

c. The execution, delivery and performance of the Agreement does not and will not contravene any contractual restrictions or any existing applicable law or regulation binding on Buyer.

ARTICLE 12.  LIMITS TO LIABILITY OF RIGID

12.1 Buyer agrees and acknowledges that no conditions, warranties, representations or terms as to the state, condition or airworthiness of the Airships have been, or will be given by Rigid to Buyer, except as expressly provided in the Agreement.

12.2 Buyer agrees and acknowledges that Rigid shall only be liable for damages resulting directly from failures in the construction of the Airships (such as repair and replacement of defect parts) and not be liable for any consequential damages resulting from the aforementioned failures in the construction of the Airships.


ARTICLE 13.  TAXES

13.1 Rigid shall bear all taxes ("Taxes") assessed by any national or local government in connection with Rigid's ownership and the operation and use of the Airships or any part at any time before Collection.

13.2 Buyer shall be responsible for and shall indemnify and keep Rigid indemnified fully on demand from and against the payment of all Taxes whether imposed by the Netherlands government or otherwise arising in connection with the sale of the Airships hereunder (excluding any tax which may be assessed or levied on Rigid by the Netherlands government as a result of the sale of the airships or any part thereof by Rigid), or the ownership, export, operation or use of the airships or any part thereof after Collection.


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                                       12

ARTICLE 14.  COMPLIANCE WITH EXPORT REGULATIONS

14.1 Buyer undertakes and agrees that it will not at any time or in any way deal with the Airships or any part thereof and will use its best endeavors to ensure that no other party deals with the Airships or any part thereof in any way which is in breach of any relevant import or export regulations of the United States of America and any of its states and the Netherlands. Buyer shall indemnify and hold harmless Rigid against all losses incurred by Rigid as a result of any breach by Buyer of its obligations under article 15.

14.2 Buyer undertakes that, prior to Collection Date I, it will provide Rigid with full particulars of the intended use and country of ultimate destination of both the Airships or any part including details of any intended resale or reshipment of the Airships and Buyer undertakes that it will not cause or permit any part of the Airships to be diverted from its ultimate intended destination without there having being secured all authorizations of any and all governments of countries involved.

ARTICLE 15.  TERMINATION EVENTS

Without prejudice to any other remedies than available to it Rigid shall have the right to terminate the Agreement by notice in writing to Buyer taking effect forthwith on or after occurrence of any of the following events:

a.       Any breach by Buyer of any of its obligations under this agreement; or

b. Buyer fails to make payment of the Deposit or fails to meet the installments of the Purchase Price as stipulated in the Payment Schedule; or

c. Any representation or warranty made by Buyer contained in the Agreement or in any


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                                       13

         document or certificate furnished to Rigid in connection herewith shall prove to have been untrue or incorrect in any material respect; or

d. Buyer makes or offers to make any arrangements or composition with or for the benefit of its creditors; or

e. Buyer ceases or threatens to cease to carry on business or suspends or threatens to suspend operations or is or becomes unable to pay its debts or commits any act of insolvency or bankruptcy; or

f. a petition or resolution for the making of an administrative order for the bankruptcy, winding up or dissolution of Buyer (other than a winding up for the purposes of reconstruction or amalgamation of a solvent company) is presented or passed; or

g.       Buyer files a voluntary petition in bankruptcy or insolvency; or

h. a supervisor, administrator or other incumbrancer takes possession of or is appointed over the whole or any part of the assets of Buyer; or

i. Any distress, execution or other process shall be levied or enforced upon or sued against the whole or any substantial part of the property, undertaking, or assets of Buyer and is not discharged within 15 (fifteen) days; or

j. Buyer shall make any general arrangement or composition with its creditors to take or suffer any similar action in consequence of debt; or

k. Any action is taken or procedure is commenced in any jurisdiction by or in relation to Buyer which is similar to or analogous with any above mentioned action or procedure.


ARTICLE 16.  NOTICES


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                                       14

16.1 All notices, requests, claims, demands and other communications hereunder shall be in writing and delivered to the Parties in person or sent by registered or certified mail, postage prepaid or by facsimile as follows:

a.       Rigid:

         Mr. J.C. Taverne
         Janskerkhof 12
         3512 BL Utrecht
         The Netherlands
         fax: +31 30 231 64 51

b.       Buyer:

         Synfuel Technology Inc.
         Salt Lake City, Utah
         U.S.A.
         Fax:

         Either Party may change its address for the purpose of the Agreement by giving written notice thereof to the other Parties.

16.2 Any notice or demand shall be deemed to have been received two clear business days after the date of dispatch if sent by letter or the date of delivery if delivered personally or simultaneously with the transmission if given or made by telex or facsimile provided the recipient's answer back code has been made by telex or facsimile provided the recipient's answerback code has been received at the close of transmission and further provided in each case that the date of receipt is a Business Day failing which such notice or demand shall be deemed to have been received on the Business Day falling immediately thereafter.


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                                       15

ARTICLE 17.  ASSIGNMENT

Buyer may not assign any of its right hereunder without the prior written consent of Rigid.


ARTICLE 18.  MISCELLANEOUS

18.1 The terms and conditions of the Agreement supersede those of all previous agreements, understandings and arrangements, whether written or oral, between Rigid and Buyer relating to the sale of the Airships and shall not be varied otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by the Parties or by their duly authorized representatives.

18.2 No failure or delay on the part of either Party in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power.

18.2 No failure or delay on the part of either Party in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power.


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                                       16


18.3 If any term or condition of the Agreement shall to any extent be invalid or unenforceable the remainder of the Agreement shall not be affected thereby and each other term and condition shall be valid and enforceable to the fullest extent permitted by law.

18.4 The Agreement may be executed in two counterparts each of which shall constitute an original and when taken together shall constitute one instrument.

18.5 The Agreement shall be governed by and construed in all respects in accordance with Netherlands law.


IN   WITNESS   WHEREOF,    the   Parties   have   caused   this   Agreement   in
_______________fold to be executed and delivered as of ____________.


----------------------------------
Rigid Airships Design N.V.

By:
     -----------------------------
Title:
     -----------------------------


----------------------------------
Synfuel Technology, Inc.

By:
     -----------------------------
Title:
     -----------------------------


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                                       17


SCHEDULE 1 TO THE SALE AND PURCHASE AGREEMENT


SPECIFICATION OF THE AIRSHIP:

o        length:                                     180 meter
o        max. diameter:                              30 meter
o        max. hull volume:                           83,000 cub. meter
o        max. helium volume:                         75,000 cub. meter
o        powerplants:                                6
o        propellers:                                 6 of which 4 vector
o        max. airspeed:                              145 km/hour
o        cruising speed:                             120 km/hour
o        useful lift:                                circa 35 tons